                                                               Exhibit 12.2

                 UAL Corporation and Subsidiary Companies

             Computation of Ratio of Earnings to Fixed Charges

                 and Preferred Stock Dividend Requirements


                                         Year Ended December 31
                               1995      1994     1993      1992    1991
                              ------    ------   ------    ------  ------
                                             (In Millions)
Earnings:

  Earnings (loss) before
    income taxes and
    extraordinary items       $  621    $  171   $  (47)   $ (656)  $(508)
  Undistributed income of
    affiliate                    (38)      (19)      -        (27)     (4)
  Fixed charges and
    preferred stock
    dividend requirements,
    from below                 1,326     1,184    1,159     1,001     749
  Interest capitalized           (42)      (41)     (51)      (92)    (91)
                              ------    ------   ------    ------   -----
    Earnings                  $1,867    $1,295   $1,061    $  226   $ 146
                              ======    ======   ======    ======   =====

Fixed charges:

  Interest expense            $  399    $  372   $  358    $  329   $ 211

  Interest expense on
    affiliate's guaranteed
    debt                          -         -         5        -       -
  Preferred stock dividend
    requirements                  87       132       50        -       -

  Portion of rental expense
    representative of the
    interest factor              840       680      746       672     538
                              ------    ------   ------    ------   -----
  Fixed charges and
    preferred stock
    dividend requirements     $1,326    $1,184   $1,159    $1,001   $ 749
                              ======    ======   ======    ======   =====
Ratio of earnings to
  fixed charges and
  preferred stock
  dividend requirements         1.41      1.09       (a)       (a)     (a)
                              ======    ======   ======    ======   =====

---------------
(a)   Earnings were inadequate to cover fixed charges and preferred stock dividend requirements by $98 million in 1993, $775 million in 1992 and
      $603 million in 1991.